Exhibit 99.1

Asure Software Announces Acquisition of PeopleCube

Acquisition solidifies Asure’s portfolio and position as leading global provider of workspace and workforce management solutions

Expects Q2 2012 results (pre-acquisition) to be at upper end of revenue and EBITDA (ex one-time items) guidance

Increases Q3 and Q4 2012 revenue guidance to $6.9 M – $7.1M and $7.8M – $8.1M, respectively (primarily as a result of the acquisition)

Increases Q3 and Q4 EBITDA guidance (ex one-time items) to $1.1M - $1.3M and $1.9M - $2.2M, respectively (primarily as a result of the acquisition)

Issues 2013 guidance of $31M revenue, $9M EBITDA, and $7M ($1.30 per share) of free cash flow

AUSTIN, Texas (July 5, 2012) -- Asure Software, Inc. (NASDAQ-CM: ASUR), a leading provider of workplace management software, today announced that it has acquired PeopleCube, of Framingham, MA.  PeopleCube has enabled the deployment of a high-quality, flexible workplace and the ability to plan, schedule, measure and analyze space and resource utilization to attain new levels of effectiveness and efficiency.  One of the leaders in providing intelligent on-demand workplace management solutions that help customers manage their facilities, PeopleCube solutions minimize real estate, meeting services, travel, and energy costs based on actual workspace usage.  PeopleCube supports 7,500 Clients in small, medium, and large enterprises around the world.  With this acquisition, Asure becomes the leading global provider of workspace management solutions.

On July 3, 2012, Asure Software entered into a stock purchase agreement to acquire PeopleCube for a combination of cash and stock. The purchase price was composed of $9.8 million cash paid at closing; a $3 million, two-year seller’s note; and the issuance of 255,000 shares of common stock, representing just under five percent of Asure’s outstanding shares. Asure financed the deal via a new debt financing facility with further details of the acquisition and financing facility to be detailed in Asure’s 8K (to be filed shortly). In addition to funding the acquisition, the new facility allowed Asure to re-finance certain of its existing debt.

“PeopleCube’s product suite of workplace management solutions helps companies improve efficiencies in workplaces every day, and is directly in line with the Asure Software strategy,” said Pat Goepel, Asure’s Chief Executive Officer.  “We are excited to integrate best practices of the PeopleCube product line to the Asure solution set. The enterprise service model will greatly improve our ability to bring solutions to companies of all sizes in a much larger marketplace.”

“This acquisition creates a global leader in providing solutions that manage workspace environments,” said John Anderson, former President and Chief Executive Officer of PeopleCube who will remain at the company.  “The overall suite of available products and services extends Asure’s reach to the workspace management needs of organizations around the world.” PeopleCube’s Resource Scheduler, Workspace Manager, PeopleCounter, Workplace Business Intelligence, and Energy Management solutions will be carried forward and will be incorporated into the newly formed AsureSpace business line which will be led by Anderson.

“The financial synergies from the acquisition are readily identifiable and implementation is already underway,” said Asure’s Chief Financial Officer, David Scoglio. “Efficiencies will come in the form of savings through consolidation, streamlining of deployment and adoption activities, reducing duplicative costs, and leveraging our hosting infrastructure across the larger company.  We expect the PeopleCube acquisition to increase the cash generation of the business, and we anticipate realizing significant synergies in the near-term.”

“Given the product and business synergies between PeopleCube and Asure Software, this acquisition is a win-win for clients of both organizations,” added Steven Rodriguez, Chief Operating Officer for Asure. “We have the ability to enhance our customer offering in existing verticals while expanding into additional key vertical markets ranging from small business to enterprise clients on a global scale.  No other company has the ability to serve that market potential. Our value proposition is powerful, and we are excited to push our new capabilities to our clients now exceeding over 11,000 combined.”

“We have rebuilt Asure into a larger, more agile company with a predictable recurring revenue stream and strong organic cloud bookings growth, with high incremental margins on that growth,” added Mr. Goepel. “The integration of PeopleCube completely fits into this strategy. We have tripled the size of our company in the past three years, and this acquisition will further improve our ability to deliver significant new bookings growth. We believe we are on the right path to enhancing shareholder value, and hope to report further progress as we move forward.”

About Asure Software

Asure Software, Inc. (NASDAQ-CM: ASUR), headquartered in Austin, Texas, offers intuitive and innovative technologies that enable companies of all sizes and complexities to operate more efficiently.  The company ensures a high-performing work environment by integrating its “keep it simple” solutions and expertise to more than 3,500 clients worldwide. Asure Software’s suite of solutions range from time and attendance workforce management solutions to asset optimization and meeting room management.  For more information, please visit www.asuresoftware.com.

For more information contact:

David Scoglio, CFO
Asure Software, Inc.
512-437-2732
dscoglio@asuresoftware.com

Jon Cunningham
RedChip Companies, Inc.
Tel: +1-800-733-2447, Ext. 107
info@redchip.com
http://www.redchip.com